DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	FILED # C-1523-96 FEB 10 2004 IN THE OFFICE OF /s/ Dean Heller DEAN HELLER SECRETARY OF STATE

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ASIA BROADBAND, INC.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE 3 - Shares

The authorized capital stock of the Corporation shall consist of (a) 500,000,000 shares of Class A voting stock, $0.001 par value; (b) 500,000,000 shares of Class B non-voting common stock, $0.001 par value; and (c) 100,000,000 shares of preferred stock, $0.001 par value. To the fullest extent permitted by the laws of the State of Nevada as the same now exists or hereafter be amended or supplemented, the Board of Directors of the Corporation may by resolution without further approval from the Corporation's shareholders issue the preferred stock from time to time in one or more classes or series and fix and determine the designations, rights, preferences or other rights and restrictions of such preferred stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 100% .*

4. Effective date of filing (optional): November 15th, 2003

5. Officer Signature (required): /s/ signed

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.